Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces First Quarter Fiscal 2019 Results

Lakewood, Colorado, February 7, 2019. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its first quarter of fiscal 2019 ended December 31, 2018 and confirmed its outlook for fiscal 2019.

Highlights for First Quarter Fiscal 2019 Compared to First Quarter Fiscal 2018

●	Net sales increased 9.4% to $221.5 million;
●	Daily average comparable store sales increased 5.5%;
●	Operating income increased 84.0% to $4.0 million and operating margin increased 70 basis points;
●

Net income decreased 57.6% to $2.2 million with diluted earnings per share of $0.10. The decline in net income compared to the prior year reflects the favorable impact of a $4.3 million non-cash remeasurement of the Company’s deferred income tax assets and liabilities during the first quarter of fiscal 2018;

●	EBITDA increased 17.8% to $11.3 million; and
●	Opened four new stores, relocated one store and closed one store in the first quarter, resulting in a 6.3% unit growth rate for the twelve-month period ended December 31, 2018.

“We are pleased to report a strong start to fiscal 2019, delivering continued comparable store sales growth along with an improved gross margin and operating margin during the first quarter,” said Kemper Isely, Co-President. “We remain focused on driving sales growth through a balance of new store growth and comparable store sales growth, while remaining committed to our cost control initiatives to deliver improved earnings performance. Excluding the non-cash remeasurement of the Company’s deferred income tax assets and liabilities as a result of federal tax reform in the prior year, net income and earnings per share would have more than doubled during the first quarter. We remain confident in our ability to achieve our fiscal 2019 outlook.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the first quarter fiscal 2019 and 2018 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — First Quarter Fiscal 2019 Compared to First Quarter Fiscal 2018

During the first quarter of fiscal 2019, net sales increased $19.0 million, or 9.4%, to $221.5 million compared to the same period in fiscal 2018, primarily driven by an $11.1 million increase in comparable store sales and an $8.3 million increase in new store sales, partially offset by a $0.4 million decrease in sales from one store that closed during the quarter. Daily average comparable store sales increased 5.5% in the first quarter of fiscal 2019 compared to a 4.7% increase in the first quarter of fiscal 2018. The daily average comparable store sales increase during the first quarter of fiscal 2019 reflected a 2.3% increase in daily average transaction count and a 3.2% increase in average transaction size. Daily average mature store sales increased 3.6% in the first quarter of fiscal 2019 compared to a 1.6% increase in the first quarter of fiscal 2018. For fiscal 2019, mature stores include all stores open during or before fiscal 2014.

Gross profit during the first quarter of fiscal 2019 increased 11.3% over the same period in fiscal 2018 to $59.1 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.7% of sales for the first quarter of fiscal 2019 compared to 26.3% of sales for the first quarter of fiscal 2018. The increase in gross margin was primarily driven by improved product margin, attributable to more focused promotional pricing campaigns, and a decrease in occupancy costs as a percentage of sales, partially offset by a shift in sales mix to lower margin products.

Store expenses during the first quarter of fiscal 2019 increased $4.0 million, or 8.8%, to $49.1 million. Store expenses as a percentage of sales decreased to 22.2% during the first quarter of fiscal 2019 compared to 22.3% in the first quarter of fiscal 2018. This decrease was primarily due to expense leverage from increased sales including decreases in depreciation, utilities, marketing and labor-related expenses, partially offset by an increase in other store expenses, all as a percentage of sales.

Administrative expenses remained constant at $5.3 million for each of the three months ended December 31, 2018 and December 31, 2017. Administrative expenses as a percentage of sales were 2.4% during the first quarter of fiscal 2019, compared to 2.6% in the same period in fiscal 2018.

Pre-opening and relocation expenses increased $0.1 million to $0.7 million during the first quarter of fiscal 2019 compared to the comparable period in fiscal 2018. This increase was due to the impact of the number and timing of new store openings and relocations. During the first quarter of fiscal 2019, the Company opened four new stores and relocated one store compared to opening two new stores and relocating one store in the first quarter of fiscal 2018.

Operating income increased 84.0% to $4.0 million during the first quarter of fiscal 2019 compared to $2.2 million for the comparable period in fiscal 2018. Operating margin increased 70 basis points to 1.8% compared to 1.1% in the same period in fiscal 2018.

Interest expense during the first quarter of fiscal 2019 increased $0.2 million compared to the comparable period in fiscal 2018 primarily due to an increase in the number of capital leases.

The Company’s effective income tax rate for the first quarter of fiscal 2019 was approximately 21.0%. The Company had a tax benefit of $4.1 million in the first quarter of fiscal 2018. Income taxes for the three months ended December 31, 2017 reflected the favorable impact of a $4.3 million non-cash remeasurement of the Company’s deferred income tax assets and liabilities as a result of the enactment of the Tax Cuts and Jobs Act (Tax Reform Act) in December 2017.

Net income for the first quarter of fiscal 2019 was $2.2 million, or $0.10 diluted earnings per share, compared to $5.2 million, or $0.23 diluted earnings per share, for the first quarter of fiscal 2018. The decrease in net income compared to the prior year was driven by the impact of the $4.3 million non-cash remeasurement of the Company’s deferred income tax assets and liabilities mentioned above as a result of the enactment of the Tax Reform Act. Excluding the favorable impact of the remeasurement of the Company’s deferred tax assets and liabilities, net income for the three months ended December 31, 2017 was $0.8 million, or $0.04 diluted earnings per share.

EBITDA increased 17.8% to $11.3 million in the first quarter of fiscal 2019 compared to $9.6 million in the first quarter of fiscal 2018.

Balance Sheet and Cash Flow

As of December 31, 2018, the Company had $4.5 million in cash and cash equivalents and $36.3 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $12.7 million of direct borrowings and $1.0 million of letters of credit as of December 31, 2018.

During the first quarter of fiscal 2019, the Company generated $7.5 million in cash from operations and invested $11.6 million in capital expenditures, primarily for new stores and relocations.

Growth and Development

During the first quarter of fiscal 2019, the Company opened four new stores, relocated one store and closed one store, bringing the total store count as of December 31, 2018 to 151 stores in 19 states. The Company’s four new store openings during the first quarter of fiscal 2019 compared to opening two new stores in the first quarter of fiscal 2018, resulting in 6.3% and 8.4% unit growth rates for the twelve month periods ended December 31, 2018 and December 31, 2017, respectively.

Since January 1, 2019, the Company has opened one new store and relocated one store. In addition, the Company has two signed leases for new stores in North Dakota and Oregon that are planned to open during fiscal 2019 and beyond.

Fiscal 2019 Outlook

For fiscal 2019, the Company expects:

Fiscal 2019 Outlook
Number of new stores	7 to 9
Number of relocations	5 to 6
Daily average comparable store sales growth	2.0% to 4.0%
Net income as a percentage of sales	0.75% to 1.00%
Diluted earnings per share	$0.33 to $0.40

Capital expenditures (in millions)	$27 to $32

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 152 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended December 31,
	2018	2017

Net sales	$221,515	202,480
Cost of goods sold and occupancy costs	162,369	149,321
Gross profit	59,146	53,159
Store expenses	49,123	45,166
Administrative expenses	5,315	5,257
Pre-opening and relocation expenses	672	543
Operating income	4,036	2,193
Interest expense, net	(1,255)	(1,089)
Income before income taxes	2,781	1,104
(Provision for) benefit from income taxes	(584)	4,077
Net income	$2,197	5,181

Net income per common share:
Basic	$0.10	0.23
Diluted	$0.10	0.23
Weighted average number of shares of common stock outstanding:
Basic	22,386,566	22,359,828
Diluted	22,595,961	22,366,749

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	December 31, 2018	September 30, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,536	9,398
Accounts receivable, net	4,876	4,738
Merchandise inventory	95,197	94,228
Prepaid expenses and other current assets	2,716	2,590
Total current assets	107,325	110,954
Property and equipment, net	194,696	188,768
Other assets:
Deposits and other assets	1,694	1,682
Goodwill and other intangible assets, net	6,390	5,648
Deferred financing costs, net	27	31
Total other assets	8,111	7,361
Total assets	$310,132	307,083

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,420	61,104
Accrued expenses	21,591	17,851
Capital and financing lease obligations, current portion	805	736
Total current liabilities	76,816	79,691
Long-term liabilities:
Capital and financing lease obligations, net of current portion	44,849	40,406
Revolving credit facility	12,692	13,192
Deferred income tax liabilities, net	6,183	6,447
Deferred compensation	700	688
Deferred rent	11,121	11,038
Leasehold incentives	8,603	8,895
Total long-term liabilities	84,148	80,666
Total liabilities	160,964	160,357
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at December 31, 2018 and September 30, 2018 and 22,392,310 and 22,373,382 outstanding at December 31, 2018 and September 30, 2018, respectively	23	23
Additional paid-in capital	56,337	56,236
Retained earnings	93,704	91,507
Common stock in treasury at cost, 117,969 and 136,897 shares, at December 31, 2018 and September 30, 2018, respectively	(896)	(1,040)
Total stockholders’ equity	149,168	146,726
Total liabilities and stockholders’ equity	$310,132	307,083

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Three months ended December 31,
	2018	2017

Operating activities:
Net income	$2,197	5,181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,286	7,415
Loss on disposal of property and equipment	41	48
Share-based compensation	399	160
Deferred income tax benefit	(264)	(4,446)
Non-cash interest expense	3	3
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(151)	383
Merchandise inventory	(969)	2,190
Prepaid expenses and other assets	(339)	22
Income tax receivable	181	351
(Decrease) increase in:
Accounts payable	(4,400)	(3,564)
Accrued expenses	3,740	3,013
Deferred compensation	12	124
Deferred rent and leasehold incentives	(209)	89
Net cash provided by operating activities	7,527	10,969
Investing activities:
Acquisition of property and equipment (1)	(11,511)	(4,919)
Acquisition of other intangibles (1)	(68)	(6)
Proceeds from sale of property and equipment	—	41
Proceeds from property insurance settlements	19	—
Net cash used in investing activities	(11,560)	(4,884)
Financing activities:
Borrowings under credit facility	94,300	87,500
Repayments under credit facility	(94,800)	(91,300)
Capital and financing lease obligations payments	(175)	(132)
Repurchases of common stock	—	(581)
Payments on withholding tax for restricted stock unit vesting	(154)	(4)
Net cash used in financing activities	(829)	(4,517)
Net (decrease) increase in cash and cash equivalents	(4,862)	1,568
Cash and cash equivalents, beginning of period	9,398	6,521
Cash and cash equivalents, end of period	$4,536	8,089
Supplemental disclosures of cash flow information:
Cash paid for interest	$224	217
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $43 and $25, respectively	1,024	848
Income taxes paid	20	19
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,970	1,722
Property acquired through capital and financing lease obligations	4,688	4,428

(1) Certain prior year amounts have been separated for consistency with current year presentation.

EBITDA

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended December 31,
	2018	2017
Net income	$2,197	5,181
Interest expense, net	1,255	1,089
Provision for (benefit from) income taxes	584	(4,077)
Depreciation and amortization	7,286	7,415
EBITDA	$11,322	9,608

EBITDA increased 17.8% to $11.3 million in the three months ended December 31, 2018 compared to $9.6 million for the three months ended December 31, 2017. EBITDA as a percentage of sales was 5.1% and 4.7% in the three months ended December 31, 2018 and 2017, respectively. Stores with leases that are classified as capital and financing lease obligations, rather than being reflected as operating leases, increased EBITDA as a percentage of sales by approximately 60 and 55 basis points for the three months ended December 31, 2018 and 2017, respectively, due to the impact on cost of goods sold and occupancy costs as discussed above, as well as occupancy costs that would have been included in pre-opening expenses prior to the stores’ opening dates if these leases had been accounted for as operating leases.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our Credit Facility.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.